FOR IMMEDIATE RELEASE NOVEMBER 6, 2006
Contact:	Lawrence Pemble Judy Zakreski Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL ANNOUNCES CONFERENCE CALL TO DISCUSS ITS RELEASE OF FISCAL 2007 SECOND
QUARTER RESULTS ON MONDAY, NOVEMBER 13, 2006

BETHESDA, Maryland, November 6, 2006 — Chindex International, Inc. (NASDAQ: — ,) a leading independent American provider of Western healthcare services and medical products in the People’s Republic of China, announced that it intends to release its financial results for the second quarter ended September 30, 2006 on Monday, November 13, 2006.

Chindex’s management will also host a conference call on Monday, November 13, 2006 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time; 11:00 p.m. China time) to discuss its financial results.

To participate, international callers dial 201-689-8565, domestic callers dial 877-407-0709 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available two hours after the call at (international) 201-612-7415 and (domestic) 877-660-6853, Account # 286, pass code 220009; and continue to be available through
November 27, 2006.

About Chindex and United Family Hospitals and Clinics
Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates five facilities in the Beijing and Shanghai metropolitan areas. The Company sells medical products manufactured by various major multinational companies, including Siemens AG. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the government backed loan and loan guarantee programs. Chindex was founded in 1981 and has operations in China, Hong Kong, Germany and the United States. Further company information may be found at www.chindex.com and www.unitedfamilyhospitals.com.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2006 and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

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